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                                                                     Exhibit 3.2


            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                  VALESC INC.


             (Pursuant to Section 242 of the Corporation Law of Delaware) It is hereby certified that:

       1. The name of the corporation (hereinafter called the "corporation") is Valesc Inc.

       2. The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

          "FIRST: The name of the corporation shall be Valesc Holdings Inc."

       3. The amendment of the certificate of incorporation herein certified has been duly adopted by the Board of Directors of the corporation in a resolution dated March 19, 2003 and by the stockholders in a special meeting dated
April 11, 2003.



Signed on April 21, 2003



/s/ Samuel Cohen
-------------------------------------
Samuel Cohen, President